Exhibit 99.1

For Immediate Release

Contacts:

Corporate Communications & Investor Relations

Media:                   (510) 923-6500

Investors:   (510) 923-2300

CHIRON ANNOUNCES FILING OF REGISTRATION STATEMENT
FOR RESALE OF 1 5/8% CONVERTIBLE DEBENTURES DUE 2033

EMERYVILLE, CA., September 23, 2003—Chiron Corporation (NASDAQ: CHIR) today announced that it has filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to the resale of $500 million principal amount of its 1 5/8% Convertible Debentures due 2033 and the shares of its common stock issuable upon conversion of the debentures.  The debentures were originally issued in a private placement in July 2003.  Chiron will not receive any proceeds from any resale by the selling security holders of the debentures or the shares of common stock issuable upon conversion of the debentures.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offers of the securities will be made only by means of a prospectus.  The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.

About Chiron

Chiron Corporation, headquartered in Emeryville, California, is a global pharmaceutical company that leverages a diverse business model to develop and commercialize high-value products that make a difference in people’s lives.  The company has a strategic focus on cancer and infectious disease.  Chiron applies its advanced understanding of the biology of cancer and infectious disease to develop products from its platforms in proteins, small molecules and vaccines.  The company commercializes its products through three business units:  biopharmaceuticals, vaccines and blood testing.  For more information about Chiron, visit the company’s website at www.chiron.com.

This news release contains forward-looking statements that involve risks and uncertainties and are subject to change.  A full discussion of the company’s operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company has filed with the SEC, including the form 10-Q for the quarter ended June 30, 2003, and the form 10-K for the year ended December 31, 2002, and will be contained in all subsequent periodic filings made with the SEC.  These documents identify important factors that could cause the company’s actual performance to differ from current expectations, including the outcome of clinical trials, regulatory review and approvals, manufacturing capabilities, intellectual property protections and defenses, stock-price and interest-rate volatility, and marketing effectiveness.

Consistent with SEC Regulation FD, we do not undertake an obligation to update the forward-looking information we are giving today.

###